EXHIBIT 99.1

KKR Financial Holdings LLC Announces Preliminary Financial Results for the Fourth Quarter Ended December 31, 2009

SAN FRANCISCO, Jan 11, 2010 /PRNewswire-FirstCall via COMTEX News Network/ —KKR Financial Holdings LLC (“KFN” or the “Company”) today announced that based on preliminary unaudited financial information, it expects to report results for the fourth quarter ended December 31, 2009 in the range of approximately $0.05 net loss per common share to $0.01 net income per diluted common share, as compared to net income for the third quarter ended September 30, 2009 of $0.42 per diluted common share.  The Company also expects to report book value per common share between approximately $7.25 and $7.35 per common share as of December 31, 2009 as compared to $7.01 per common share as of September 30, 2009 (in each case computed based on 158.4 million common shares) and $4.40 per common share as of December 31, 2008 (computed based on 150.9 million common shares).

As discussed below, the expected loss is primarily attributable to charges the Company is recognizing on the value of its residential mortgage-backed securities (“RMBS”) portfolio and charges related to certain corporate loans that the Company is reclassifying to held for sale.

The Company expects the non-cash charge on its RMBS portfolio to be in the range of approximately $60.0 million to $65.0 million and to report its RMBS investments at a market value that is in the range of 40-45% of the par value of the RMBS.  The charges relate to all of the Company’s RMBS exposure and bring the remaining fair market value of its RMBS to a value of $120.0 million to $125.0 million as of December 31, 2009 from $192.2 million as of September 30, 2009. The non-cash charge to the estimated fair value of the Company’s investments in RMBS reflects management’s concerns related to U.S. unemployment figures and their concomitant impact on the performance of the primarily prime hybrid adjustable rate residential mortgage loans that collateralize the Company’s investments in RMBS.  The Company’s RMBS investments represented approximately 2.6% of the fair value of the Company’s total investment portfolio as of September 30, 2009.

The Company also expects the reclassification of certain corporate loan investments from held for investment to held for sale will result in a non-cash charge of approximately $10.0 million to $15.0 million. Because the Company carries corporate loans held for sale at the lower of cost or estimated fair value, the expected charge reflects the difference between the cost and estimated fair value of the loans reclassified as held for sale. The loans that the Company is reclassifying primarily consist of loans held in CLO structures and are part of the Company’s ongoing efforts to optimize both the performance of its CLO transactions and the risk-adjusted return profile of its investments.

In addition, the Company believes that KKR Financial CLO 2007-A, Ltd. was in compliance with all of its over-collateralization tests as of the January 4, 2010 determination date for the CLO, reflecting an improvement from September 30, 2009, when both KKR Financial CLO 2007-A, Ltd. and KKR Financial CLO 2007-1, Ltd. were out of compliance with one or more of their respective over-collateralization tests.  When a CLO is out of compliance with its over-collateralization tests, cash flows that would ordinarily be paid to the holders of the mezzanine and subordinated notes of the CLO, including the Company, are used to amortize the senior notes of the CLO until compliance is achieved. The improvement in KKR Financial CLO 2007-A, Ltd. is expected to result in the Company resuming to receive cash flows from the CLO, subject to the CLO maintaining compliance with its over-collateralization tests.

The foregoing estimates are preliminary and subject to change as the Company completes the preparation of its year-end financial statements.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a publicly traded specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.

Media Relations Contacts:

Peter McKillop or Kristi Huller

Kohlberg Kravis Roberts & Co.

Tel: 212-750-8300

media@kkr.com

Investor Relations Contact:

Laurie Poggi

Kohlberg Kravis Roberts & Co.

Tel: 415-315-3718

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include, but are not limited to, statements related to the Company’s preliminary financial results for the fourth quarter ended December 31, 2009, charges relating to the Company’s securities portfolio, the accounting classification of certain corporate loan investments and the status of certain over-collateralization tests of its collateralized loan obligations.  These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ.  These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control.  Such risks and uncertainties include, but are not limited to: (i) additional adjustments in the Company’s calculation of financial results or the application of accounting principles, including as a result of review of these preliminary estimates by the Company’s independent auditors, (ii) discovery of new information by the Company that alters its expectations about its fourth quarter results or impacts valuation methodologies underlying such results, (iii) errors in the Company’s assessment of its portfolio value, (iv) variations of management’s expectations as to factors impacting the Company’s cost structure and (v) accounting changes, as required by U.S. generally accepted accounting principles.  Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including (i) its preliminary prospectus supplement, filed with the SEC on the date hereof, (ii) its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009 and (iii) its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the SEC on November 5, 2009.